Exhibit 99.1

AXSYS TECHNOLOGIES ANNOUNCES 45% INCREASE IN

FIRST QUARTER OPERATING INCOME

ROCKY HILL, CT – May 2, 2005 – Axsys Technologies, Inc. (NASDAQ: AXYS), a global leader in the design, manufacture and distribution of precision optical solutions, today announced financial results for the first quarter ended April 2, 2005.

First Quarter Financial Highlights – versus fiscal 2004 first quarter:

•                  Sales rose 22% to $28.6 million.

•                  Gross margin increased to 29.5% from 29.0%.

•                  Operating income was up 45% to $2.6 million; operating margin rose to 9.1% from 7.7%.

•                  Net income was $1.6 million or $0.22 per diluted share for the first quarters of 2005 and 2004 despite a return to a normalized tax rate of 37.5% in the first quarter of 2005, compared to 10.0% in the 2004 period.

•                  Total backlog of firm orders at the end of the first quarter of 2005 was a record $93.1 million.

Growth in the quarter was driven primarily by the Optical Systems Group, which continues to benefit from strong military spending on numerous targeting, guidance, and surveillance programs.  In addition, growth in the first quarter of 2005 included the results of the Company’s acquisition of Axsys Technologies IR Systems, formerly Telic Optics, Inc., in April 2004.  Comparable year-over-year organic revenue growth was 13%.

Segment Sales

	Three Months Ended:
(In millions):	April 2, 2005	April 3, 2004
Optical Systems Group	$22.2	$17.2
Distributed Products Group	6.4	6.2

“Axsys has started the year with impressive results, in line with our expectations,” said Stephen W. Bershad, Chairman and Chief Executive Officer of Axsys.  “Growth in our core market areas of optical and motion control systems continues to drive the business forward.  Success in these markets has led to a $93.1 million backlog at the end of the quarter, a 23% increase from the April 3, 2004 backlog and another new record for Axsys.  The management team at Axsys is eager to combine these organic successes with the exciting prospects of our recently announced acquisition.”

Conference Call

Management will conduct a conference call to discuss the financial results on Monday, May 2, 2005 at 10:00 am ET.  Interested parties may participate in the call by dialing 706-679-3148 – please call in 10 minutes before the call is scheduled to begin and ask for the Axsys Technologies call.  The conference call will be broadcast live over the Internet via the Investors section of the Company’s web site at www.axsys.com.  To listen to the live call, please go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the Company’s web site.

About Axsys

Axsys Technologies, Inc. is a vertically integrated OEM supplier of precision optical solutions for high technology applications, serving the aerospace, defense and high performance commercial markets.  For more information, visit www.axsys.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as “expect,” “anticipate,” “plan,” “may,”  “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, are described in Axsys’ reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission, including without limitation: changes in the U.S. federal government spending priorities; the Company’s ability to compete in the industries in which it operates, including the introduction of competing products or technologies by other companies and/or pricing pressures from competitors and/or customers; the potential for the Company’s backlog to be reduced or cancelled; the Company’s ability to implement its acquisition strategy and integrate its acquired companies successfully, including the recent acquisition of Diversified Optical Products; the Company’s ability to manage costs under the Company’s fixed-price contracts effectively; and changes in general economic and business conditions.  These statements reflect the Company’s current beliefs and are based upon information currently available to Axsys.   Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.  For more information concerning the foregoing risks and uncertainties, see the Securities and Exchange Commission filings for Axsys.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Axsys Technologies, Inc.		The Equity Group Inc.
David A. Almeida, CFO		Lauren Barbera
(860) 257-0200		(212) 836-9610, LBarbera@equityny.com
www.axsys.com		www.theequitygroup.com

AXSYS TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited, in thousands)

	For the Three Months Ended
	April 2, 2005	April 3, 2004

Sales	$28,648	$23,406
Cost of sales	20,192	16,625
Gross profit	8,456	6,781

Selling, general and administrative expenses	5,100	4,399
Research, development and engineering expenses	744	576
Operating income	2,612	1,806
Interest expense, net	25	7
Other expense, net	15	7
Income from operations before income taxes	2,572	1,792
Provision for income taxes	965	179
Net income	$1,607	$1,613

BASIC INCOME PER SHARE	$0.23	$0.23
Weighted-average basic common shares outstanding	7,065	6,988

DILUTED INCOME PER SHARE:	$0.22	$0.22
Weighted-average dilutive common shares outstanding	7,450	7,182

AXSYS TECHNOLOGIES, INC.

Consolidated Balance Sheets

(Unaudited, in thousands)

	April 2, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,265	$6,000
Accounts receivable – net	15,316	15,715
Inventories – net	30,468	29,698
Deferred income taxes – current	3,224	3,553
Other current assets	1,151	1,020
TOTAL CURRENT ASSETS	57,424	55,986

PROPERTY, PLANT AND EQUIPMENT – net	13,142	13,337
INTANGIBLE ASSET – net	2,102	2,127
EXCESS OF COST OVER NET ASSETS ACQUIRED	13,013	13,013
OTHER ASSETS	1,395	1,352
TOTAL ASSETS	$87,076	$85,815

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,868	$6,459
Accrued expenses and other liabilities	9,367	9,513
Deferred income	7,441	7,195
Current portion of capital lease obligation	368	368
Current portion of long-term debt	1,000	1,000
TOTAL CURRENT LIABILITIES	24,044	24,535

CAPITAL LEASES, less current portion	54	150

LONG-TERM DEBT, less current portion	3,083	3,333

OTHER LONG-TERM LIABILITIES	4,550	4,704

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:

Common stock	72	72
Capital in excess of par	39,955	39,612
Accumulated other comprehensive income (loss)	26	(97)
Retained earnings	15,996	14,389
Treasury stock	(704)	(883)
TOTAL SHAREHOLDERS’ EQUITY	55,345	53,093

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$87,076	$85,815